Exhibit 99.1

May 7, 2024

Dear Allegiant Shareholders:

I am excited to talk to you again and provide comments on the state of Allegiant and the airline industry. As you are well aware, it has been a tumultuous few years since 2020 and the pandemic. This hundred year event has had a seismic impact on the airline space, how people travel and as a result the competitive landscape.

Since 2020 and the pandemic, there have been structural changes in the underpinnings of the industry:

•Travel habits have been altered – Given the decline in business travel, the upper end of the industry, Delta, United and American (who I refer to as the “Majors” or “Big 3”) have migrated towards a more leisure focused approach. This ‘coming’ down market has affected what is known as the low cost, ULCC segment. More recently, in Q1 2024, the Majors and Alaska have commented about the strength in corporate demand as the economy continues to show strong results in spite of the Fed’s interest rate efforts.
•Government – there has been a seismic shift in how the federal government is viewing airlines. In many ways the industry has become the ‘whipping’ boy for current politicians who are stressing airline practices such as junk fees, reliability etc. Concurrently the current administration’s DOJ has a ‘no-prisoners’ policy when it comes to mergers or other relationships (for example, the Northeast Alliance or NEA).
•Pilots/Labor cost/shortage – the long tale of the 1500 hour rule promulgated by the FAA in 2013 has reared its head. A pilot shortage was inevitable with this change. It manifested itself during the past three years. Pilot wages are up as much as 40% in recent contracts. Carriers such as Allegiant were interim stops for pilots on their way to more lucrative programs offered by the Majors. Labor costs, in general, across all aspects of the industry, have increased substantially.
•Competitive landscape – Going into the pandemic, the airline industry playing field was reasonably well balanced – the Big 3 and Southwest had their space - the low cost carriers theirs. The low cost segment throughout the teens had been the financial stars – impressive growth and the best margins. Today that equation has flipped – the Majors have the upper hand with impressive industry leading earnings and balance sheets, improved products and excellent frequent flyer programs. The Majors are the darlings; the low cost ULCC label has been changed to the ‘LMA’ or Low Margin Airlines.

Allegiant – a lot going on
2023 was another eventful year for G4. We once again were among the industry leaders in profitability generating a 10% operating margin. Earnings for the year were $6.29 per share. Weighing on the Company’s results were costs from Sunseeker Resort which opened December 15th. It reported a $30M loss for the year – all attributable to pre-opening costs.

We ran one of the best operations in the airline industry last year – a 99.8% controllable completion factor. We were ranked third by the Wall Street Journal in their annual review of the airline industry, moving up from 5th the previous year. The Journal acknowledged our improved brand and top-of-the-industry operational performance.

I am happy to report that Sunseeker has been completed and came on line December 15th of last year. As a sidebar, a note of congratulations to the Sunseeker team of Micah Richins and Jason Shkorupa, they battled numerous headwinds including two hurricane delays in less than a year, supply chain shortages as well as other pandemic induced problems. In spite of these headwinds they have created a magnificent destination resort. We could not be more proud of their efforts.

It will take time to bring Sunseeker to its peak financial performance as we market this world class property to the millions of customers in our data base. In past letters, I have stressed the importance of our direct-to-consumer distribution system. It will earn its keep in the coming years. One area that has performed above expectations is food and beverage. Sunseeker created twenty separate restaurant brands – a gourmet’s delight - all owned by Sunseeker.

Sunseeker Resort – 785 rooms, twenty different and unique food and beverage outlets and 60,000 square feet of convention space

Sunseeker is located in one of the premier vacation destinations for the U.S., the west coast of Florida, located within a ten minute drive to our Punta Gorda (PGD) airport, sandwiched between Sarasota/Tampa-St. Pete to the north and Ft. Myers/Naples to the south. This location will serve us well. The property speaks for itself.

Our Route Map
Below is a map of the U.S. detailing the 124 cities we serve, 33 of which we label as ‘destination cities’ (the orange dots). As you can see, we have nationwide coverage to more cities than every airline except the three Majors, American, Delta and United. Of our 552 routes, 77 percent or 454 do not have direct nonstop competition. We offer only non-stop, point-to-point flights, a critical product differentiation in today’s difficult service environment.

We service our routes from 24 Bases, each of which is self-contained with our dedicated aircraft, pilots, mechanics, flight attendants and the necessary tools and parts to support our operations. We have used this ‘out and back’ pattern since our earliest days. It provides the most efficient scheduling approach as well as operational simplicity. We believe we have up to 1,400 additional domestic routes we can grow into using our incoming Boeing MAX fleet in the coming years.

The Allegiant Route Map as of April 2024 – 124 Total Cities

BLI
GEG
FCA/GPI
MOT
GFK
BGR
PSC
GTF
PDX
MSO
BZN
BIS
FAR
EUG
BIL
STC
PBG
PSM
TVC
ROC
SYR
ALB
BOS
MFR
BOI
RAP
MSP
ATW
IAG
ELM
SWF
IDA
FSD
GRR
FNT
PVD
ABE
MDW
EWR
CID
RFD
CAK
DSM
OMA
SBN
TOL
PIT
MDT
MLI
FWA
HGR
PIA
DAY
LCK
BMI
GRI
OAK
SCK
PVU
SPI
IND
CVG
CKB
IAD
BWI
DEN
GJT
HTS
MRY
MCI
FAT
EVV
BLV
SDF
LEX
RIC
ORF
LAS
ICT
ROA
SMX
SGF
TRI
GSO
TYS
LAX
BNA
AVL
USA
PSP
XNA
TUL
MEM
CHA
GSP
PHX
OKC
SNA
SAN
LIT
MYR
AZA/IWA
CHS
SAV
ELP
SHV
JAX
VPS
SFB
AUS
HOU
MSY
GPT
MCO
MLB
SAT
PIE
SRQ
PBI
LRD
PGD
FLL
MFE
EYW

To facilitate this growth, we have upgraded our systems this past year including installing SAP for financial management, Navitaire for reservations and stations operations and this year the planned implementation of Trax as our maintenance management system. As I have stated in past letters, this is us transitioning to adulthood, moving from our teenage years to a more sophisticated entity with the proper tools. The addition of Navitaire will allow us to work with our future Joint Venture partner, Viva Aerobus (hopefully in place in the next 12 months) in what should be a complimentary partnership for both companies. Attempting all of these installations in one year was a heavy lift. We had some indigestion as we rolled into 2024. Long term, these systems should be extremely accretive to our efforts, particularly the Navitaire upgrade.

Boeing
The other major project ongoing is the introduction of our Boeing MAX aircraft. Deliveries have been delayed because of Boeing’s ongoing problems chronicled in the press. These new generation aircraft will provide us with improved economics and allow us to add as many as 1400 new routes previously mentioned. Originally, we had planned on 20+ deliveries in 2024. As this is written, given the reported delays, we have adjusted our plans to six aircraft in 2024. We have fifty firm MAX-7s (163 seats) and MAX 8200s (190 seats) plus options for another 80 aircraft or a total order of up to 130 aircraft.

I am happy to report that the team has done an excellent job preparing for the MAX. However, there is a cost to this process including adding the necessary pilots to allow current Airbus crews to transition to the MAX. Unfortunately, we will have an expense overhang given the delivery delays. As I write this we are unsure about delivery dates given Boeing’s problems. Long term the MAX should be extremely accretive. Both aircraft types will come equipped with our extra leg room ‘Allegiant Extra’ product which to date has shown excellent results.

Everyone is aware of the trials and tribulations Boeing is going through – they cannot seem to get off the front page. I have personal experience in this phenomena – the smallest event regarding Boeing becomes front page news or the first headline mentioned in a broadcast. Recently Delta had a flat tire on a 30 year old 757 – the news report was about a “Boeing 757. . .!” This will pass. Boeing makes an excellent aircraft. Their production history in the past few years, however, has had its issues.

Over the past 15 years, the tables have been turned in this duopoly business. Boeing was number one; now they are number two. During the early 2000s their success may have taken away their edge – they were on top and had only one way to go.

Airbus was hungry and scrappy – we personally experienced both companies offerings as we looked to add a new generation aircraft in the late 2000s.

Boeing missed the opportunity to build a new generation narrowbody aircraft (the current 737 fuselage is from a 1960s design). Airbus upped the game in 2012 when they introduced an upgraded offering with new generation engines – the A320NEO. Boeing was forced to react and has been playing catch up since.

Boeing is a quality company. The MAX is an excellent product – safe and reliable; it will enhance our economics. The MAX had a flaw, a manageable one with qualified pilots and capable operators. Boeing could not have handled this crisis any worse and as a result have become easy prey.

Since the fatal accidents in 2018 and 2019 and the follow on stories of design flaws, Boeing has been pilloried about both their aircraft design and certification and most recently about their manufacturing process. Problems with certification continue - most recently they have been unable to meet the FAA’s certification requirements for the two additional MAX models – the -10 and the -7. Boeing has substantial order books for both models.

Manufacturing issues have been much more front and center the past few months after the Alaska incident in January. As a result, Boeing is going through a self-examination from the CEO’s office on down, reviewing their practices, their leadership. Recently the CEO, David Calhoun announced his retirement at the end of 2024 and Stan Deal, CEO of the Boeing Commercial Airplanes, resigned immediately (this is late March 2024). These changes are not a surprise given the Company’s history with the accidents and recent manufacturing problems. To their defense, this complex business has become even more challenging post pandemic. If there is one industry that has been a victim of supply chain problems, aerospace manufacturing has been at the head of the list. They need to regain their manufacturing prowess.

The lesson at hand is that quality matters in the highly regulated world Boeing lives in. Having said that, we have gotten to know their senior management and are impressed by their commitment and focus.

And one last comment on Boeing, during the political brouhaha of the past many years, there was not a public condemnation of the MAX by any of the U.S. pilot unions, those that fly the aircraft every day. Their ‘endorsement’ is what really counts.

Pilots
Another problem of the past three years has been pilots. There have been two issues – one a national problem – a general shortage affecting all carriers and our local problem, namely negotiations with our pilot union, Teamsters Local 2118.

In early 2021, our Teamsters Local 2118 was newly formed. Per Teamsters International rules, new locals are begun under trusteeship as they develop their bylaws and management teams. The Teamsters designee to lead Allegiant’s Local was an Allegiant pilot. He proved to be a good politician, a good communicator - he had the support of the crews. But he and his team had never been involved in the management of a union. He did not build the necessary infrastructure to run a Local, did not develop the appropriate policies and procedures and did not delegate authority. The lack of experience, lack of basic business knowledge was readily apparent. At the bargaining table for the past three years, none of the 2118 representatives (including their legal counsel) had any previous experience at airline labor negotiations. The president of the union was also the head of every committee including the negotiating committee. In three years of negotiation, from early 2021 through the end of 2023, the Company and the union did not agree on any substantive updates to the contract.

In March of this year, the Teamsters International relieved the Allegiant 2118 Local president and its officers from their positions via an emergency trusteeship. The past three years under Local 2118’s leadership have been extremely damaging to our pilots and our Company. As a result of the incoming new leadership, I am confident we will be able to move forward quickly and work with our pilots to finalize an agreement allowing us to return to the successful partnership which has benefited both the pilots and the Company the past twenty years as we have grown our unique model.

The Other Pilot Issue
The national shortage of pilots, which is well known, has also been a critical component limiting our performance post pandemic. I am happy to report we have seen an increase in pilot availability in the past 8-10 months – the hiring at the Majors has slowed because of delivery delays from Boeing and Airbus as well as engine issues with the Pratt & Whitney new generation motor.

Since late 2020 through mid-2023, we were nothing more than a pilot training facility. At the end of 2021 we employed 1100 pilots. During the past two years, through the end of 2023, we hired 524 pilots but today employ just over 1200 or an attrition rate of four for every five new hire pilots. The industry pecking order in pilot movements has had three layers – At the bottom - regional carriers, the middle - the low cost carriers and then the Majors. We and the other low cost carriers (including Southwest)

have been and still are a stepping stone for young pilots to make their way to the Majors. While we have had some captains resign, the majority of our turnover has been first officers.

As I write this, the combination of our increased compensation (in May 2023 we agreed to provide the pilots a substantial raise which would be accrued and paid 60 days after the completion of an agreement between the pilots and the Company) and the general slowdown in pilot hiring have decreased the demand for crews – it appears the worst is behind us. During this three year whirlwind, the industry has seen pilot pay rates increase as much as 40%. Going forward we and the industry will be paying more for the same product. But we at Allegiant still have our unique business model highlighted by minimal competition. With the change in the Teamsters 2118 management, we should be in a much better place.

Return to Normal
Since 2021 we have believed we would ‘shortly’ be back to ‘normal’ and could revert to our historic growth model, that we would be able to get back into our rhythm. During this time we have been ‘investing’ in our growth, thinking ‘next year’ was the year, adding aircraft and personnel, upgrading systems, planning delivery of our new aircraft and beginning to grow our current 552 routes (with 77% of our routes non-competitive).

But each year has not been the year. Unfortunately, we have added the overhead to sustain this growth. On the aircraft front, we had on average 125 aircraft available during 2023, up from 86 in 2019 or a 45% increase. Our productivity did not keep pace with the fleet growth - ASMs have only increased 16%; Block hours 15% and Departures 10%. ASMs per aircraft, departures per aircraft and miles per aircraft are all down just over 20% compared to 2019.

Post pandemic, ours has been a multifaceted set of problems. The macro pilot shortages the industry suffered through can be traced back in large part to the 2013 regulation known as the ’1500 hour’ rule, raising the required hours to be a commercial pilot from 250 to 1500 hours. Using safety as a front, I believe this was a naked effort to guarantee a future pilot shortage thereby providing pilot unions with the leverage to force wages up. This substantial shortage of the past three years has accomplished their goal - pilot compensation has increased on average as much as 40 percent in the past 12 months.

Pivotal Events
There have been three fundamental events in the past 40 years that have shaped today’s airline industry including:

•1) The 1978 Deregulation Act

•2) 9/11

•3) The Pandemic. Of all the events, the pandemic may be the most telling.

The 1978 Deregulation Act remade the airline industry leading to the hub and spoke system we know today. It also removed regulatory oversight that protected incumbent carriers from new startups and intrusions by other carriers into their markets. The intent of the deregulation has worked as hoped, airlines have become the ‘bus’ service of the past 50 years, providing safe, reliable, inexpensive travel to most Americans, travel that would not have been available within an economically regulated airline industry.

9/11 was the second major event. It was a pivotal point for the industry. As industries mature they consolidate – this is a constant in the business world. During the 10 years after 9/11, domestic ASMs fell by 20 percent. It took 13 years from 2001 through 2014 for the airline industry to recover. 9/11 was the catalyst for the creation of the ‘modern’ industry we know today, namely it set the stage for the combinations that took place from the mid-2000s through 2013 creating the Big 3 – Delta, United and American. Eight airlines, including the six largest incumbent carriers restructured themselves to four carriers via bankruptcy and mergers:

2005 – USAir and America West
                2009 – Delta and Northwest
                2011 – Southwest and Air Tran
                2013 – American and USAir

This was the culmination of the almost 40 years of deregulation – the Big 3 and Southwest. By 2013 they controlled 80 percent of the US capacity. Contrast this to 1990 - the top four carriers United, American, USAir and Delta controlled but 53 percent of US capacity. Southwest is the most recent member of the large carriers, beginning in 1971 as a Texas intrastate carrier, it has grown consistently over the years to its current 800 aircraft, consistently leading the industry in profitability until the post 9/11 period when Allegiant led the industry in operating margin.

9/11 also provided a window for the new generation carriers. We at Allegiant were ideally positioned; 9/11 devastated the industry, put it on its heels. We had taken control of Allegiant on July 1st 2001. After 9/11, all the necessary resources – planes, pilots, mechanics were available in good supply. Competition from incumbent carriers was minimal – they were all focused internally, fighting to save their airlines. In our case, we were able to begin with minimal capital. We were able to grow into our own niche without competition (we consciously avoided competition as well). We developed a unique route structure, our out and back approach, our base approach. JetBlue also began during this time. They were successful, filling a void out of the New York area, using JFK’s underserved markets. In 2007 Spirit Airlines emerged as an Ultra Low cost carrier (transitioning from a traditional high-cost airline, adopting low cost principles). By 2010 the transition was complete. An additional ULCC carrier arose in 2014 – Frontier. Bill Franke, after a successful run with Spirit, purchased Frontier from Republic Airlines. By 2015 they were well on their way to becoming a dominant player among the low cost carriers.

The Majors Fight Back
In the early teens, immediately after the merger transactions were complete, the management teams of the Big 3 and Southwest were focused on building their businesses, improving their products and making money. They were also paying attention to competition from the emerging low cost segment – what had become known as the ULCC carriers. Allegiant had a successful run – we were growing, we were profitable. We had a substantial cost advantage and a differentiated low cost product which allowed us to charge lower fares and thereby stimulate new travel from customers who did not traditionally fly. I was fond of saying ‘we got people off the couch – we stimulated new traffic.’ Others were following this formula – Spirit, Frontier and most recently Sun Country. The success of the low cost carriers post 9/11 was enticing new carriers to begin as well. Witness the recent startups Breeze and Avelo.

The Majors were not standing still during this time. Delta began increasing their gauge in the late 2000s. Larger aircraft help control unit costs and provide the flexibility to offer multiple products including about 1/3 configured with an equivalent low cost product – 28/29” pitch, another 1/3 configured with an upscale coach product with more leg room and the first class compartment.

Below, one can see Delta made a strategic effort as early as 2009 to increase their seats per departure. This slide is from their 2019 investor day:

Today this approach is prevalent in all the Majors. Additionally they have all spent a great deal upgrading their app(s) – allowing customers more selections, particularly the customers’ ability to upgrade their purchase(s). The Majors now have the ability to entice a customer into a greater spend through enhanced products.

More importantly for the ULCCs, the Majors have created ‘choices’ for customers interested in low fares. They have copied the ULCCs' ancillary revenue approach, charging for seat assignments, baggage, boarding priorities etc., particularly for the low cost products. This was a defensive move, a focused effort to counter the inroads from their low fare offerings. Moreover each of the Big 3 have additional inflight amenities including excellent inflight video products and attractive frequent flyer benefits – both substantial differentiators.

All three, Delta, United and American have substantially increased their seats per departure compared to just ten years ago. Since 2014, the Majors’ seats per departure have increased from 103 to 133 – an almost 30% increase. This increase has been aided by the pandemic induced reduction in regional aircraft flying. This combination of fewer regional departures and the increased gauge in narrowbody aircraft from the newer generation A321NEO and the Boeing MAX have allowed the Majors to both maintain their costs (more seats per departure) in spite of the recent exceptional inflation. With the move to larger aircraft, they have been able to create a low cost carrier equivalent in each of their aircraft – no need for a ‘separate low cost’ subsidiary as in years past.

The strategic benefit vis a vis combating inroads from low cost carriers is that the Majors do not have to capture all the customers, just sufficient numbers to keep the low cost carriers from making money – 10 percent to 20 percent. This approach provides the least risk for the Majors but long term makes the ability for the low cost carriers to succeed difficult.

Lastly, all the Majors and Southwest have exploited their frequent flyer/Credit Card programs. In the early 2000s, almost all of their revenues were generated through flying activities. Today only 70% of revenues, on average, come from flying – the remainder comes from third party sources, particularly the credit card/frequent flyer programs. This is an amazing competitive benefit to the Majors and Southwest.

The Pandemic
As mentioned, the pandemic has been an industry-altering event. Below is a summary of the financial transactions from the US Government that also alter the landscape and tilted the playing field to the Majors and Southwest.

During the last part of the teens, both groups of airlines were succeeding. Table 1 summarizes 2019 results:

Table 1

2019 Industry ($Millions)		Oper	Oper
	Revs	Profits	Margin
JetBlue	8,094	800	10%
Spirit	3,831	501	13.1%
Frontier	2,508	309	12.3%
Allegiant	1,841	364	19.8%
Sun Country	538	67	12.5%

Alaska	8,781	1,063	12.1%
Southwest	22,428	2,957	13.2%
Delta	45,710	6,618	14.5%
United	43,259	4,301	9.9%
American	45,768	3,065	6.7%

As I mentioned, of all three major events, the pandemic may be the most telling. This overnight destruction of air travel would have bankrupted the airline industry in a matter of months. The Payroll Support Program (PSP) discussed below allowed the industry to avoid this certain outcome. While this generational event affected everyone initially, the Majors, beginning in late 2021 into 2022 surged ahead.

Financial Support for Pandemic
The Payroll Support Program or PSP benefited all the airlines, but the Majors and Southwest more so in hind sight.

Financially, the federal government advanced the industry three separate relief payments totaling $67.6B – PSP1 – April 2020, PSP2 - December 2020/January 2021 and PSP3 - April 2021:

•PSP1 – April 2020    $31.7B
•PSP2 – Dec 2020        $18.6B
•PSP3 – April 2021    $17.3B
Total Paid     $67.6B

Everyone understood the ‘need’ for PSP1. In fact the initial program was only ‘PSP’ – the Payroll Support Program – there was no plan for any follow on payments. The numbers, e.g., ‘PSP1’ only came later when the program was extended two more times in late 2020 and early 2021. Organized labor showed their strength. Shortly after the 2020 election ALPA, AFA and others were actively lobbying the Trump and Biden Administrations for more financial aid – successfully.

The industry, rather than having to retrench and do the necessary things to save their business because of the dramatic drop in revenues, was able to bank these funds and come out the other side in excellent condition. While these funds helped all carriers during 2020, the benefit to the Majors was exceptional. Payments were based on ASMs flown in 2019. The nine carriers listed below received 88% of the monies paid.

Table 2 shows the total dollars provided to the different carriers from the three separate payments – PSP1, PSP2 and PSP3. Per Table 2, $63B was paid to the nine largest carriers (the remaining $4B for a total of $67B was paid to a number of smaller carriers). The payments included $49B in grants and $13.9B in attractive loans (the PSP1 rules required that 30% of the total dollars be in the form of loans plus each company had to award the federal government a certain number of warrants):

Table 2

PSP $ - Billions
	PSP $		PSP $
		JetBlue	$2.6
Southwest	$9.3	Spirit	$0.89
Delta	$15.4	Frontier	$0.59
United	$14.1	Allegiant	$0.4
American	$16.5	Alaska	$2.8
Total	$55.3	Total	$7.28
Percent Total	88%		12%

Table 3 demonstrates the benefit in cash balances to the Majors coming out of the pandemic. Never before have the US major carriers had such cash reserves. Some of these totals were offset by additional debt, but the benefits from receiving over $55B from the federal government in a little more than a year were unprecedented.

Table 3

YE Cash Balances
2019 and 2023	Cash Balances			Cash Balances
$ Millions	2019	2023		2019	2023
			JetBlue	$1,567	$1,328
Southwest	$4,072	$11,474	Spirit	$1,084	$978
Delta	$2,882	$3,868	Frontier	$768	$609
United	$4,944	$14,388	Allegiant	$473	$814
American	$3,826	$8,488	Alaska	$1,521	$1,791
Total	$15,724	$38,218	Total	$5,413	$5,520

While these funds have been extremely beneficial, they still could not guarantee a return to profitability post Covid.

State of the Industry – Looking Forward
Below in Table 4 are the financial results for the ten major carriers in the US for the last three years. It details the total revenues for each carrier from 2021 through 2023 and the same for their operating profits:

Table 4
Total Revenues and Operating income for 2021-2023

Financial Results	Revs	Op Inc	Percent	Financial Results	Revs	Op Inc	Percent
2021-2023
Southwest	$65,695	$2,962	4.5%	Allegiant	$6,520	$575	8.8%
Delta	$138,529	$11,068	8.0%	Alaska	$26,248	$1,149	4.4%
United	$123,306	$5,536	4.5%	Sun Country	$2,567	$296	11.5%
American	$131,637	$3,582	2.7%	Jet Blue	$24,810	$(608)	-2.5%
Total Big 4	$459,167	$23,148	5.0%	Spirit	$13,662	$(1,152)	-8.4%
				Frontier	$8,975	$(165)	-1.8%
					$82,782	$95	0.1%

The Big 3 all had improving margins from 2021 through 2023. Delta was profitable all three years, while United and American lost money in 2021 but were profitable the last two years. Southwest, however, has trended in the wrong direction. In 2021 they had an 11% operating margin but only 1% in 2023.

In the smaller carriers shown on the right, the top three carriers had positive operating margins all three years, with their weakest year being 2022. They all improved from 2022 to 2023.

The bottom three have consistently lost money each year. In the case of Frontier, their results have been inflated from the benefits of Sale/Leaseback transactions. From 2021 – 2023 they added back $294M of Sale/Leaseback proceeds to their earnings; without these financing transactions, their three year non-leaseback operating income would have been a loss of ($459M), not the reported ($165M).

These results for the low cost/ULCC crowd differ markedly from the 2019 totals shown in Table 1 where everyone had a 10% or better operating margin with the exception of American.

Structural Changes Post Pandemic
The pandemic was particularly hard on business traffic – it declined perhaps as much as 20 percent. While business people stopped traveling, they did not stop working. What the shutdown did allow was work from anywhere. Online tools from Zoom, Teams and Google came into their own. Initially people were staying home and using online tools to stay connected. As things opened up, businesses realized they did not need to travel as they did pre-pandemic. Furthermore, as restrictions were lifted, people realized they could combine work and play – take the family on holiday while still able to do one’s work and the children able to attend school. This type of travel has helped the Majors (and the non-Majors) counter the drop in business traffic. The Majors have come down-market targeting a higher-end leisure customer interested in traveling.

The Majors have emerged from the COVID overhang noticeably stronger, particularly with respect to their balance sheets, much of which was a wealth transfer from the Federal Government. Moreover, their financial performance during 2023 and the first quarter of 2024, particularly Delta and United has been strong. Both commented in their recent calls (including Alaska) that their Q1 2024 results were enhanced by increasing business traffic. The strong economy is benefiting these traditional business oriented carriers.

Low Cost Carriers don’t do well post Pandemic – Government Intervention
A number of low cost carriers have not rebounded to their pre-pandemic levels. Spirit, Frontier and JetBlue have all lost money each year since 2020. Each has their own story.
Since 2020, low cost airlines, particularly Spirit and Frontier have been working to get back to their 2019 performance. From 2021 on, while they have added a great deal of growth, their unit costs have increased substantially. A large part of this increase is their inability to reach 2019 utilization levels of 11.5 to 12 hours per day. This level of flying was critical for their cost management. They have also been victims of increasing ‘other’ costs that have affected all carriers. On the revenue front, while most carriers’ unit revenue has been increasing the past few years, their unit revenues have not; in fact, they decreased. Reasons include traffic on off peak days was declining while seats per departure were increasing.
Regarding JetBlue, they were motivated to grow through affiliations (the NEA) and acquisitions (Spirit). The saying ‘too big to be small and too small to be big’ was where JetBlue may have seen their position just before the pandemic. Given their size (namely they were not large enough), it appears they believed they were unable to compete against their primary competitors – the Majors. In 2020, they finalized an affiliation with American in what became known as the Northeast Alliance or NEA (which was approved by the Trump Administration in January 2021). And when Spirit was put in play by Frontier in 2022, JetBlue became an active bidder, again trying to grow through acquisition. Spirit with their two hundred aircraft and an eighty aircraft order book would provide JetBlue with the heft to compete with the Majors or so they thought.

But the Biden Administration came to office with a strong philosophical bias against mergers, particularly in the airline space. They believe airline mergers since deregulation have been bad for the consumer, namely they have resulted in higher fares.

But if labor is involved, as it was in the early days of the Biden Administration, they had no problem pushing for what was in effect subsidies for the four largest carriers who control 80% of the business via the two additional $35B PSP grants in late 2020 and early 2021. Later in 2021, the Administration’s DOJ began its efforts to undo/stop efforts by JetBlue, with a 5% market share and lower fares than their primary competitors – the Majors who were attempting to position themselves to better compete against their principal competitors – the Major carriers and Southwest.

Ironically, the DOJ’s successful efforts since mid-2021 through earlier this year stopping the NEA and the JetBlue/Spirit merger have had the opposite effect. Both Spirit and JetBlue are now financially troubled and facing difficult futures. The DOJ actions were extremely distractive (to both the carriers) at a time when they needed to be internally focused on operating their airlines, not fighting the federal government for over two years.

Given all these activities of the past three years, the low cost industry we knew pre-COVID will not be the low cost industry going forward. Not all of the low cost carriers are in trouble. Allegiant and Sun Country (Alaska is not really a ‘low cost carrier’ – they are closer to the Majors in their product offerings) have both been profitable during this time. And while Allegiant has not been up to standard in terms of our historical long term earnings as previously discussed, we have a unique swim lane that allows us to operate with minimal competition. Sun Country as well, has been able to shield itself from the direct interaction with the Majors and other low cost carriers.

Given these profiles, understanding these carriers’ current state is important to understand where the low cost segment is and where it appears to be heading:

•Spirit - Post pandemic, Spirit has suffered the most:
◦Financial. Spirit has had the poorest financial performance of any carrier, losing money since 2020. Operating losses in the past two years were over $1B (10% of revenues). In Q1 2024 they reported an adjusted operating loss of $175m (14%). They have $1.1B in debt due in the 2nd half of 2025.
◦Liquidity - they recently did a sale/leaseback of 25 aircraft for almost $900M, paying down $465M of debt and increasing cash by $419M
◦Acquisition. From late 2021 through February this year, they were party to a well-publicized $3.5B acquisition by JetBlue. Both JetBlue and Spirit were consumed by this proposed combination and the subsequent law suit by the Department of Justice to block the combination.
◦Loss of Focus. Spirit, in particular, being the acquired carrier, was unable to do much of anything per the purchase agreement during this period and it shows in their financial performance and stock price.
◦Aircraft Problems. Spirit has seen a meaningful number (as many as 40 of their 200 aircraft fleet) of their new P&W Geared Turbo Fan Airbus aircraft grounded because of engine manufacturing defects. They each require shop visits of as long as 300 days.
◦Positive Note. P&W has agreed to pay Spirit between $150M to $200M in 2024 for damages. This amount is only for 2024 – more dollars could be available in 2025 and beyond.
◦Going to Fight through it. Ted Christie, Spirit’s CEO, recently commented that their plan is to ‘fight through it’, that they will not be seeking reorganization. Bottom line Spirit has a rough road to return to its pre-pandemic profitability – a 13% operating margin. This total represents a 23% margin improvement from their (10%) 2023 loss – a steep hill for anyone!

•Frontier. Frontier has lost money every year since 2020:
◦Subsidized profits: It has ‘subsidized’ its profits by capturing one-time benefits from sale lease back transactions on aircraft they are adding to their fleet.
◦Aircraft/Sale Leaseback. As mentioned previously, Frontier has 200 new Airbus aircraft on order through 2029, an average of 33 aircraft per year, most of which are the 240 seat variants. They make a profit on the sales to lessors and per accounting rules are able to capture this profit in their current P&L via cost reductions. Frontier reported a $147M gain on these transactions in 2023, $87M in 2022, $60M in 2021 and $107M in 2019; in Q1 2024 they reported a $71m benefit from the addition of six new A321NEO aircraft. Because of these one-time gains, they broke even in 2023 but have lost money in every year since 2020 even with the benefits of the sale leaseback monies. In Q1 2024, in spite of a $71m sale/leaseback benefit, Frontier still reported a $24m operating income loss.
◦Financing. If Frontier goes forward with this plan to add as many as thirty three aircraft per year and is able to maintain lessors’ interest in purchasing their aircraft, they will be able to finance a great deal of growth, upwards of $300M per year (the amount paid in Q1 2024 was approximately $12m per aircraft) in cash flow. This approach is the ultimate in a combination of debt and equity financing, both borrowing funds for the aircraft as well as the equivalent of equity for the ‘profits’ on the sale, monies used by the company to reduce current year expenses or capital to finance their ongoing losses.
◦Growth. If Frontier takes delivery of these 200 aircraft in the next six years, they will most likely have a fleet approaching 300 aircraft (from their current 142 aircraft at the end of Q1 2024, assuming some leased aircraft are returned).
◦Inability to Return to Profitability. While Frontier may be able to fund this extreme level of growth through proceeds from sale leaseback transactions, I believe the pace of growth will be too fast to return to any level of profitability without these transactional funds.
◦Change. Frontier has been going through radical, substantial changes. Some questions:
1)Do they have the management depth for this rapid growth?
2)Where will they put all of these aircraft in the coming years?
3)They just announced 103 new routes beginning in April – June 2024. 1/3 of their entire network of routes will be new in the coming months.
4)They are implementing a major scheduling change from the traditional multi-day trips (3 to 4 days) to a ‘basing’ approach or single day trips, out and back (what Allegiant does). Their crews are objecting, particularly the flight attendants. They are: 1) taking pay cuts – the tax free per diem is down substantially and 2) having to pay for hotel rooms in their bases if they do not live there. Previously the company paid for these overnight expenses.

•JetBlue has also suffered since the pandemic:
◦Performance. The past decade to 15 years, JetBlue’s performance has been mediocre at best. They did have a 10% operating margin in 2019 – a strong year for the industry – they shared in the success. But from COVID, on their performance has deteriorated noticeably, losing money each of the past three years.
◦Unit Costs. From 2019 unit revenues have increased 10%, but unit costs have outpaced this total; 2023’s CASM was 14.4 cents – a 26% increase from 2019.
◦Growth through acquisition. Their strategy the past 3-5 years has been to grow through affiliation (the NEA with American) and acquisition – Spirit. As a result, they find themselves in a difficult position.
◦International Growth. They have also had a high degree of focus on international flying from the Boston and New York area to northern Europe, spending a great deal to acquire Airbus 321XLRs for this mission.
◦Regulatory. The Department of Justice has successfully attacked both of their affiliation/acquisition efforts – they have been involved in these non-airline operations/legal battles for the past three years.
◦Competition. Their Northeast presence has been under attack, particularly by Delta (this is what the NEA was supposed to protect).

We find ourselves in a unique time in aviation history, namely there are large order books for both Airbus and Boeing but new aircraft are exceedingly difficult to come by - both Boeing and Airbus are sold out through the end of the decade. Additionally, used aircraft are at a premium, exacerbated by the inability of both Boeing and Airbus to deliver near term aircraft per their order books. Lessors are aggressively looking for new aircraft.

Never before has there been such substantial amounts of capital available to this industry. Historically, lessors such as GE or airframe manufacturers would support carriers during challenging times to protect their aircraft portfolio (lessors) or future order books (Boeing/Airbus). But today, the amount of capital looking for a home and available to the airline space is unprecedented. Not only are there monies available to purchase aircraft, but private equity has been active in the space. Apollo has purchased two carriers in the past six or seven years – Sun Country and most recently Atlas. There have been startups as well – most recently over $400m+ has been invested in Breeze and over $100m in Avelo.

This capital will allow some unforeseen behaviors to exist during the coming years, behaviors that heretofore were not possible. Stay tuned to see how this next chapter plays out.

Allegiant – Where do we fit in this Picture
The discussion so far has recounted much of our history and how we have wound our way through these turbulent waters, working to stay out of others’ way. While we have been one of the smallest at the party, we have used our wits and head to fashion a model that is ‘different’ in virtually all aspects. While we fly airplanes and people, how we do it is quite different. Those differences are what allow us to succeed.

As I write this, we find ourselves ready to get back to our old ways. As I said earlier, we have been going sideways, unable to get back in rhythm. Much of the problem has been tied to pilot constraints during the past three years as well as problems from the installation of our new reservations, pricing software, Navitaire. The integration with our previous system has not gone as planned. We are able to operate the airline properly but have been unable to optimize the revenue tools to where we hope to be in the next few months.

It is time to move on. We are ‘out of shape,’ using an athletic analogy. Our unit costs have increased too much in the recent years as we attempted to get back to our ‘growing’ ways. We have the airplanes, the personnel, the necessary ingredients to return to our efficient self. During the past three years we have been unable to fly our ‘peaks’ where our outsized profits have been earned in years past. We are incurring additional overhead expenses as we gear up for our new Boeing aircraft – the delays are exacerbating these costs. On the good news front, we are pleased with the progress of our pilots who are preparing to fly the MAX. There is a renewed sense of optimism, that in the coming months we will finish our contract negotiations and be able to operate our aircraft as did in days past, able to ‘peak our peaks’, flying our aircraft upwards of 10 hours per day on the days that matter most, in the seasons that matter most.

Viva Aerobus. We are hopeful our proposed partnership with Viva Aerobus will come together this year. We agreed to this relationship in 2022. This joint venture will allow Viva and Allegiant to work together to move U.S. passengers to Mexican resort destinations such as Cancun, Puerta Vallarta and Cabo San Lucas. Our application for the required Joint Venture approval has been in front of both the Department of Transportation as well as the Department of Justice (for antitrust approval) since late 2022. Both departments are expressing optimism about what this opportunity represents – it is what JVs are designed to do – open additional low cost travel opportunities to US travelers. Viva is the number one operator in and out of Cancun airport. Their control of key slots will allow us to offer premium departure and arrival times. We believe we will be able to operate non-stop flights from as many as forty cities in the U.S. to in-demand Mexican vacation destinations. But, as I write this, the U.S. and

Mexico are squabbling over “Open Skies” issues and our approval is now on hold. Hopefully, this disagreement will be solved in the next few months.

Management
I want to take a moment and comment on your management team. We have over the years produced some of the best managers in the industry. Our alumni are the leadership at three other US carriers – Jude Bricker (and others) at Sun Country, Andrew Levy, founder of Avelo (and other Allegiant alums) and Breeze including its President Tom Doxey, the Chief Operating Officer and other former G4 senior executives.

Our current management continue in the tradition of Allegiant’s best in class talent. Virtually all are home grown, our President Greg Anderson, our head of revenue management Drew Wells, Robert Neal our CFO, our Chief Operating Officer, Keny Wilper, Tyler Hollingsworth, who heads our flight operations, Chris McCartney, our head of maintenance and many others. Our outsiders include Rebecca Henry, who is our Chief Human Resources Officer (CHRO) and Scott DeAngelo, who heads our marketing department. Scott was instrumental in negotiating our naming rights agreement with the Raiders for Allegiant Stadium. The value of this relationship has proven its worth over the years but never so much as the recent Super Bowl and the coverage the stadium and our name received during this week of the festivities. Its objective was to improve our brand recognition – it has done this!

These excellent managers have grown up in the Allegiant halls, have absorbed our ways and understand our model and its inner workings. We have trained them to be analytical, to understand our business and specifically, understand our unique model and what makes it work. They are the reason for our excellent showing in the industry, our Wall Street Journal third ranking behind Delta and Alaska, ahead of Southwest, up from 5th in 2022.

Industry Future
As I have described, the industry and its players are changing. Post pandemic, the financial performance of the Majors improved substantially while the low cost carriers performance has deteriorated. The Majors have a complete offering, one that covers the low cost carrier’s products, better inflight offerings, frequent flyer programs. Furthermore, because of their poor operations in recent years, a number of low cost carriers’ brands have suffered - they have become carriers of last choice.

Allegiant is a member of the low cost carriers. Fortunately, we have created our own environment, our own swim lane. If one thinks of the airline industry as a large pool, we, Allegiant have our own, private swim lane with minimal interference from others. The remainder of the pool (or the remainder of the industry) is playing the rough and tumble sport of water polo where the Majors are the equivalent of a 220 pound 20 something year old playing against a number of the low cost 120 pound 12 year olds – it’s not a fair game. Furthermore I do not see how the 12 year olds will ever grow to the point they can compete with the ‘20’ somethings. The gulf is too big; the ability to compete against the Majors too difficult.

Allegiant is poised to emerge from the malaise of the past three years. Our pilots want to move forward, want a deal. The industry pilot shortage is abating. Carriers have stopped hiring. There appears to be a surplus of pilots. We have the aircraft, sufficient pilots, and the ability to enhance our scheduling and increase our productivity, particularly in the important times that require peak operations. We have Sunseeker. This world class property will prove its worth. The cuisine and service levels are exceptional. It will grow in value in the next few years as the awareness and revenues increase accordingly. This asset will provide us options in the future to enhance our balance sheet. Our model has focused on staying away from others, minimizing competition. As I write this, 77% of our routes are still without direct competition. We have a fleet of aircraft coming that will allow us to grow into our identified 1400 additional routes. Our future is ours to manage.

Our Culture, Our Principles, Our Team Members
Congratulations and thank you to our now 6,000 team members who come to work every day with a passion for excellence. We have a proven, seasoned model. Our team members are the backbone of our culture which has been defined on the principles summarized earlier, with a primary emphasis on safety. We are focused on offering our customers a value proposition exceeding their expectations. We are focused on creating a positive, challenging and empowering environment for our team members — one that is stimulating, where they can grow and prosper in such a way they naturally thrive and advance the good of the organization. Financially, we are focused on profits, growth, and the best financial returns for our shareholders.

These principles continue to serve us well.

Lastly, I want to extend my thanks once again to our team members. You are the backbone of this great company.

Thank you for all you do.

Maurice J. Gallagher Jr.
Chairman and CEO
Allegiant Travel Company